Exhibit 99.1

Dear FivePrimers,

Thanks for participating in today’s All-Hands meeting to discuss this morning’s news that Five Prime has entered into a definitive agreement to be acquired by Amgen, one of the world’s leading biotechnology companies.

This is significant news and I know that even after today’s meeting, you will have many questions about why this agreement, why now, and what it means for each of you.

I truly believe that this opportunity is the right one for Five Prime, its employees and for patients. This was a decision that the ET and our Board of Directors entered into after much thought and consideration as will be further detailed in our public filings.

As I shared in this morning’s meeting, I have full confidence that Amgen is the right company to move forward with to bring our innovative cancer treatments to patients who need them around the world. Not only does Amgen have the global reach and resources to achieve this, they also share our deep passion for science and commitment to patients. Every interaction with them as a company and as individuals has reinforced that we share a common vision to rewrite cancer.

With the FIGHT trial unblinding last year, this team literally rewrote the textbooks by showing for the first time ever that the FGFR2b pathway was a viable target in slowing one of the world’s deadliest cancers and helping people live longer. Because of your perseverance, hard work and scientific excellence, patients with gastric cancer and potentially other FGFR2b+ cancers have new hope.

The agreement terms have been signed but the transaction has not yet closed and remains subject to regulatory approval. We anticipate that the transaction will close by the end of the second quarter. Through closing we will remain separate companies and daily operations will continue as usual. Most importantly, this news does not change the fact we have important work to do towards advancing our pipeline for the benefit of the patients who are counting on us.

Looking to next steps, between now and the closing, there will likely be many questions and you have my commitment that we’ll be both timely and thorough in answering these questions. Over the coming weeks, we will communicate updates and field your questions during weekly All-Hands meetings each Monday and share updates in Five Prime Friday. You may also submit your questions anonymously here and we’ll answer them during our weekly Monday morning AHM. In addition, early next week we’ll post and maintain an FAQ on the Prime Space and Teams to address some of the most common questions you have. As always, please reach out to your manager, HR or the ET and me with any questions or concerns.

As a reminder, it is important during this sensitive time to refrain from commenting or posting about this news on social media (e.g., LinkedIn, Facebook, Twitter). If you are approached by a reporter or any outside party seeking information, do not attempt to answer questions yourself. Instead, please direct all such inquiries to Martin Forrest, our VP of Investor Relations and Corporate Communications. You can find our disclosure policy here and social media policy here for more information.

Finally, thank you for your relentless and passionate efforts in re-writing cancer, together. I could not be more proud of what we’ve collectively accomplished or more excited about what the future holds because of the advancements we’ve made.

Stay safe and be well.

- Tom

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Additional Information and Where to Find It

The tender offer for the outstanding common stock of Five Prime Therapeutics, Inc. (“Five Prime”) has not been commenced. This communication does not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell Five Prime securities. The solicitation and offer to buy shares of Five Prime common stock will only be made pursuant to an Offer to Purchase and related materials. At the time the tender offer is commenced, Amgen Inc. (“Amgen”) and Franklin Acquisition Sub, Inc. (“Purchaser”) will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) and thereafter, Five Prime will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, investors and security holders are urged to read these materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents, as each may be amended or supplemented from time to time) carefully when they become available since they will contain important information that investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, Offer to Purchase, Solicitation/Recommendation Statement and related materials will be filed with the SEC, and investors and security holders may obtain a free copy of these materials (when available) and other documents filed by Amgen and Five Prime with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the Tender Offer Statement and other documents that Amgen and Purchaser file with the SEC will be made available to all investors and security holders of Five Prime free of charge from the information agent for the tender offer. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by Five Prime under the “Investors & Media” section of Five Prime’s website at www.fiveprime.com.

Forward-Looking Statements

To the extent that statements contained in this communication are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs, certain assumptions and current expectations of management and may be identified by words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements are based on management’s current expectations, beliefs, estimates, projections and assumptions. As such, forward-looking statements are not guarantees of future performance and involve inherent risks and uncertainties that are difficult to predict. As a result, a number of important factors could cause actual results to differ materially from those indicated by such forward-looking statements, including: the risk that the proposed acquisition of Five Prime by Amgen may not be completed; the possibility that competing offers or acquisition proposals for Five Prime will be made; the delay or failure of the tender offer conditions to be satisfied (or waived), including insufficient shares of Five Prime common stock being tendered in the tender offer; the failure (or delay) to receive the required regulatory approvals of the proposed acquisition; the possibility that prior to the completion of the transactions contemplated by the acquisition agreement, Amgen’s or Five Prime’s business may experience significant disruptions due to transaction-related uncertainty; the effects of disruption from the transactions of Five Prime’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, manufacturers, suppliers, vendors, business partners and distribution channels to patients; the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; the failure of the closing conditions set forth in the acquisition agreement to be satisfied (or waived); the possibility that Five Prime may not receive future milestone payments and/or royalties as anticipated or following the anticipated timing; the possibility that Five Prime or Five Prime’s partners may not be able to timely advance product candidates into and through clinical data readouts and successful completion of clinical trials; the possibility that preclinical studies and research and development programs may be delayed or may not produce favorable results; the possibility that Five Prime’s expectations regarding the potential safety, efficacy or clinical utility of Five Prime’s product candidates may not be realized as anticipated; the possibility that the implementation, timing and likelihood of success of Five Prime’s plans to develop companion diagnostics for Five Prime’s product candidates may not be realized as anticipated; the possibility that Five Prime may not be able to establish and maintain collaborations and necessary licenses; the possibility that Five Prime may not be able to fully implement its business model and strategic plans for its business, product candidates and technology; the possibility that Five Prime may not be able to establish and maintain a scope of intellectual property rights adequate to fully protect its product candidates and technology; the possibility that the size of patient populations targeted by products Five Prime or its partners develop and market adoption of such products by physicians and patients will not match current expectations; the possibility that extent of protein overexpression or gene amplification in certain patient populations will not match current expectations; the possibility that regulatory filings or approvals for products Five Prime or its partners develop are not made or granted as currently anticipated; the possibility that Five Prime is not able to negotiate adequate pricing, coverage and adequate reimbursement for its product candidates with third parties and government authorities; the possibility that Five Prime’s competitors or industry develop in unanticipated ways; the possibility that Five Prime’s expectations regarding licensing, acquisitions and strategic operations are not realized; the possibility of political, social and economic instability, natural disasters or public health epidemics in countries where Five Prime or its collaborators conduct activities related to Five Prime’s business; and a variety of other risks set forth from time to time in Amgen’s or Five Prime’s filings with the SEC, including but not limited to the risks discussed in Amgen’s Annual Report on Form 10-K for the year ended December 31, 2019 and in its other filings with the SEC and the risks discussed in Five Prime’s Annual Report on Form 10-K for the year ended December 31, 2019 and in its other filings with the SEC. The risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts Five Prime’s and Amgen’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Amgen and Five Prime disclaim any obligation to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.